Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-92904, 333-28559, and 333-50940) of O’Sullivan Industries Holdings, Inc. of our report dated April 7, 2006 relating to the consolidated financial statements which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Kansas City, Missouri
April 7, 2006